Exhibit 10.9

[__________], 2016

DRAFT
Via Email

  fmichelon@endrainc.com

Dear Francois:
Endra Life Sciences Inc. (the “Company”) is pleased to offer you continued employment on the following terms:
1. Position. Your title will be Chief Executive Officer and Chairman of the Board of Directors of the Company (the “Board”), and you will report directly to the Board. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2. Term. Subject to the remaining provisions of this paragraph, this letter agreement will be for an initial term that begins as of the date first set forth above and continues in effect through December 31, 2019 (the “Initial Term”) and, unless terminated sooner, will continue on a year-to-year basis after the Initial Term (each year, a “Renewal Term”). If either party elects not to renew this letter agreement, that party must give a written notice of termination to the other party at least 90 days before the expiration of the then-current Initial Term or Renewal Term. If one party provides the other with a notice of termination, no further automatic extensions will occur and this letter agreement will terminate at the end of the then-existing Initial Term or Renewal Term, and such termination will not result in any entitlement to compensation pursuant to Section 9 below or otherwise.
3. Cash Compensation. The Company will pay you a base salary at an annual rate of $325,000, in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Board’s discretion. In addition, you will be eligible to receive an annual bonus to be paid based on attainment of Company and individual performance objectives to be established annually by the Board. With respect to 2016, the annual bonus target to be paid if all goals are achieved will be a cash payment equal to 35% of your base salary earned in 2016 and will be based on the realization of milestones determined and approved by the Board.
4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. You will receive 15 days of paid time off (PTO) per calendar year, in accordance with Company policy in effect from time to time. Without limiting the generality of the foregoing, while you are an employee of the Company, the Company will provide you life insurance, with you to designate the beneficiary thereunder, in an amount equal to your base salary as in effect on the date of this letter agreement and as in effect on the first business day of each calendar year thereafter. You will also be eligible to participate in a long-term disability insurance plan sponsored by the Company.

5. IPO Stock Option.
(a) Number of Shares. Immediately prior to a firm commitment, underwritten Initial Public Offering (as defined in the Company’s Second Amended and Restated 2013 Stock Incentive Plan, as amended (the “Plan”)), you will be granted an Option (as defined in the Plan) to purchase such number of shares of the Company’s common stock (the “Common Stock”) that, together with any options to purchase Common Stock held by you immediately prior to the Initial Public Offering, is equal to 5% (on a fully-diluted basis) of the Company’s total issued and outstanding shares of Common Stock at the time of the Initial Public Offering (the “IPO Option”).
(b) Exercise Price; Term. The exercise price per share of the IPO Option will be equal to the price at which shares of Common Stock are sold to the public in such Initial Public Offering. The IPO Option will have a term that expires eight years from the grant date.
(c) Plan Terms Control. The IPO Option will be subject to the terms and conditions applicable to Options granted under the Plan, as described in the Plan and the applicable Award Agreement (as defined in the Plan).
(d) Scheduled Vesting. The IPO Option will vest in three equal annual installments on the first, second and third annual anniversaries of the Grant Date, as described in the applicable Award Agreement.
(e) Accelerated Vesting. If your Separation from Service (as defined in the Plan) is the result of an involuntary discharge by the Company that is without Cause (as defined in the Plan) and is not the result of your death or Disability (as defined in the Plan), then any shares subject to the IPO Option that are scheduled to vest within 12 months of such Separation from Service will vest immediately upon such Separation from Service, and any remaining unvested portion of the IPO Option will terminate immediately.
(f) Accelerated Vesting upon Change in Control. If your Separation from Service is the result of an involuntary discharge by the Company that is without Cause, and is not the result of your death or Disability, and is within 12 months following a Change in Control (as defined in the Plan), then all shares subject to the IPO Option will vest immediately upon such Separation from Service.
(g) Forfeiture of Unvested Options. If your Separation from Service is for any reason other than an involuntary discharge by the Company that is without Cause, the unvested portion of the IPO Option will immediately terminate.

(h) Separation from Service for Cause. If your Separation from Service is for Cause, the unvested and vested portion of the IPO Option will immediately terminate.
(i) Exercise Period following Separation from Service. Following your Separation from Service for any reason other than Cause, the vested potion of the Option will remain exercisable for one year (by you or your beneficiaries in the event of your death), subject to any outer limits contained in the Plan or the applicable Award Agreement.
6. Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement. You will be required, as a condition of your continued employment with the Company, to sign (or re-sign) the Company’s Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement, a copy of which is attached hereto as Exhibit A.
7. Time and Place of Employment; Travel. It is acknowledged that your regular workplace will not be the Company’s offices in Ann Arbor, Michigan and instead will be outside of the state of Michigan. The Company will pay or reimburse your reasonable travel for business on the Company’s behalf from your home in Florida, lodging, meal and related incidental costs, consistent with the Company’s travel policies in effect from time to time. Additionally, upon the Company’s establishment of a new corporate headquarters outside the state of Michigan, you will be expected to relocate your permanent residence to such general location. In connection with your relocation, the Company agrees to reimburse your reasonable moving expenses and up to two months for temporary housing, such amounts to be ultimately determined by the Board. The Company requires presentation of receipts or an itemized accounting prior to making any reimbursements under this paragraph.
8. Employment Relationship. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
9.  Certain Payments upon Separation from Service. If you are terminated by the Company without Cause, then, contingent upon your execution, delivery and non-revocation of a release in form and substance satisfactory to the Company and consistent with the Company’s standard release agreement, which contains a full release of all claims against the Company and certain other provisions (the “Release Agreement”), including a reaffirmation of the covenants in your Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement, you will be entitled to (i) 12 months’ (or 24 months’ if such Separation from Service occurs within one year following a Change in Control) continuation of your current base salary and (ii) a lump sum payment equal to 12 months (or 24 months if such Separation from Service occurs within one year following a Change in Control) of COBRA premiums based on the terms of Company’s group health plan and your coverage under such plan as of the date of your Separation from Service (regardless of any COBRA election actually made by you or the actual COBRA coverage period under the Company’s group health plan). The Company’s obligations under this paragraph are subject to the requirements and time periods set forth in this paragraph and in the Release Agreement. Prior to receiving the payments described in this paragraph, you must execute the Release Agreement on or before the date 21 days (or such longer period to the extent required by law) after your Separation from Service. If you fail to timely execute and remit the Release Agreement, you waive any right to the payments provided under this paragraph. Payments under this paragraph will commence within 15 days of your execution and delivery of the Release Agreement, provided that you do not revoke the Release Agreement. Your rights following a Separation from Service under the terms of any Company plan, whether tax-qualified or not, that are not specifically addressed in this letter agreement, will be subject to the terms of such plan, and this letter agreement will have no effect upon such terms except as specifically provided herein. Except as specifically provided in this paragraph, you will not have any further rights to compensation under this letter agreement following your Separation from Service.

10. Removal from any Boards and Positions. Unless you and the Company agree otherwise at the time of your Separation from Service, upon your Separation from Service, you will be deemed to resign (a) if a member, from the Board and the board of directors of any affiliate and any other board to which you have been appointed or nominated by or on behalf of the Company or an affiliate, (b) from each position with the Company and any affiliate, including as an officer of the Company or an affiliate and (c) as a fiduciary of any employee benefit plan of the Company and any affiliate.
11. Tax Matters.
(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities.
12. Confidentiality. You and the Company have entered into a Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement. In addition to the terms of that agreement, you agree that the terms and conditions of this letter agreement are strictly confidential and, with the exception of your legal counsel, tax advisor, immediate family or as required by applicable law, have not and will not be disclosed, discussed or revealed to any other persons, entities or organizations, whether within or outside the Company, without prior written approval of the Company. For avoidance of doubt, you may not utilize the terms of this letter agreement to seek employment with another party.
13. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A hereto constitute the complete agreement between you and the Company, contain all of the terms of your continued employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by Michigan law, excluding laws relating to conflicts or choice of law.

14. Section 409A. It is intended that this letter agreement comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), to the extent applicable. This letter agreement will be administered in a manner consistent with this intent, and any provision that would cause this letter agreement to fail to satisfy Section 409A will have no force or effect until amended to comply with Section 409A. Notwithstanding anything in this letter agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit will not be made, provided or commenced until six months after your Separation from Service. For purposes of Section 409A, the right to a series of installment payments will be treated as a right to a series of separate payments. Notwithstanding anything in this letter agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or additional taxes under Section 409A, amounts reimbursable to you under this letter agreement will be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not effect amounts reimbursable or provided in any subsequent year.
* * * * *

You may indicate your agreement with the terms of this letter agreement by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement and returning them to me.
If you have any questions, please call me at (617) 398-7618.
Very truly yours,
ENDRA LIFE SCIENCES INC.

Sign Name:

Print Name: Anthony DiGiandomenico

Title: Member of the Board of Directors

I have read and accept this employment letter agreement:

_____________________________________________
Signature of Francois Michelon
Dated: ________________________________
Attachment
Exhibit A: Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement

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